Exhibit 3.6

FORM OF AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

NAVIOS GP L.L.C.

A MARSHALL ISLANDS LIMITED LIABILITY COMPANY

Dated: as of	, 2007

TABLE OF CONTENTS

1	DEFINITIONS	1
1.1	Defined Terms.	1
1.2	Number and Gender.	2
2	ORGANIZATION	2
2.1	Formation.	2
2.2	Name	3
2.3	Purposes	3
2.4	Registered Office; Registered Agent	3
2.5	Principal Office	3
2.6	Term	3
2.7	Liability to Third Parties	3
2.8	LLC Certificate; Transfer of Ownership Interest; Pledge of Ownership Interest	4
3	CAPITAL CONTRIBUTIONS	4
3.1	Initial Capital Contributions	4
3.2	Additional Capital Contributions	4
3.3	Liability Limited to Capital Contributions	5
4	MANAGEMENT	5
4.1	Management By Member(s)	5
4.2	Execution of Documents	6
4.3	Indemnification	6
5	DISTRIBUTIONS	6
5.1	Distributions/Available Cash.	6
6	BOOKS AND RECORDS; FISCAL YEAR; BANK ACCOUNTS; TAX MATTERS	6
6.1	Books and Records	6
6.2	Fiscal Year	7
6.3	Bank Accounts	7
6.4	Tax Matters	7
7	MISCELLANEOUS	7
7.1	Complete Agreement	7
7.2	Governing Law	7
7.3	Headings	8
7.4	Severability	8
7.5	No Third Party Beneficiary	8
7.6	Amendment	8

Exhibits:

Exhibit 1: Certificate of Formation

Exhibit 2: LLC Certificate

i

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This Amended and Restated Limited Liability Company Agreement (the “Agreement”) is made and entered into effective as of the              day of               , 2007, by NAVIOS MARITIME HOLDINGS INC., a Marshall Islands corporation (or any permitted successors and assigns hereunder) (“Navios Maritime Holdings”).

RECITALS

WHEREAS, NAVIOS MARITIME HOLDINGS formed the Company on August 6, 2007, pursuant to the Act, subject to a Limited Liability Company Agreement dated as of August 6, 2007 (the “Limited Liability Company Agreement”) entered into by NAVIOS MARITIME HOLDINGS as the sole Member of the Company; and

WHEREAS, NAVIOS MARITIME HOLDINGS now desires to amend and restate the Limited Liability Company Agreement in its entirety upon the terms and conditions stated below.

NOW, THEREFORE, the Limited Liability Company Agreement is hereby amended and restated in its entirety as follows:

1	DEFINITIONS
1.1	Defined Terms.

When used in this Agreement, the following terms shall have the meanings set forth below:

(a)	“Act” shall mean the Marshall Islands Limited Liability Company Act (of the Republic of the Marshall Islands Associations Law), as the same may be amended from time to time.
(b)	“Agreement” shall mean this Amended and Restated Limited Liability Company Agreement, as amended, modified, supplemented or restated from to time in accordance with its terms.
(c)	“Capital Contributions” means the total amount of cash and/or assets which a Member contributes to the Company as capital pursuant to this Agreement.
(d)	“Certificate of Formation” shall mean the Certificate of Formation in the form of Exhibit 1 hereto filed pursuant to the Act with the Republic of the Marshall Islands Registrar of

Corporations pursuant to which the Company was formed as a Marshall Islands limited liability company.

(e)	“Company” shall mean Navios GP L.L.C., a Marshall Islands limited liability company.
(f)	“Indemnified Party” shall have the meaning set forth in Section 4.3 of this Agreement.
(g)	“LLC Certificate” shall have the meaning set forth in Section 2.8(a) of this Agreement.
(h)

“Member” means Navios Maritime Holdings (or any permitted successors and assigns hereunder) and any Person who, at the time of reference thereto, has been admitted to the Company as a Member in accordance with this Agreement, including any Transferee, and shall have the same meaning as the term “Member” under the Act, but shall not include any Person who has ceased to be a Member of the Company.

(i)	“Person” shall mean a natural person, corporation, partnership, joint venture, trust, estate, unincorporated association, limited liability company, or any other juridical entity.
(j)	“Transferee” shall have the meaning set forth in Section 2.8(b) of this Agreement.

1.2	Number and Gender.

As the context requires, all words used herein in the singular number shall extend to and include the plural, all words used in the plural number shall extend to and include the singular, and all words used in any gender shall extend to and include the other gender or be neutral.

2	ORGANIZATION

2.1	Formation.

The Company was formed on August 6, 2007, as a Marshall Islands limited liability company upon the filing of the Certificate of Formation pursuant to the Act with the Republic of The Marshall Islands Registrar of Corporations.

2.2	Name.

The name of the Company is “Navios GP L.L.C.” and all Company business shall be conducted in that name or such other names that comply with applicable law as the Member may from time to time designate.

2.3	Purposes.

The purposes for which the Company is established is to engage in any lawful activity permitted by the Act.

2.4	Registered Office; Registered Agent.

The registered office of the Company required by the Act to be maintained in the Republic of the Marshall Islands shall be the office of the initial registered agent named in the Certificate of Formation or such other office as the Member may designate from time to time in the manner provided by law. The registered agent of the Company required by the Act to be maintained in the Republic of Marshall Islands shall be the initial registered agent named in the Certificate of Formation or such other person or persons as the Member may designate from time to time in the manner provided by law.

2.5	Principal Office.

The principal office of the Company shall be c/o Navios Maritime Holdings, 85 Akti Miaouli Street, Piraeus, Greece 185 38.

2.6	Term.

The Company commenced on August 6th, 2007, and shall have perpetual existence, unless the Company is dissolved in accordance with the Act.

2.7	Liability to Third Parties.

No Member shall be liable for the debts, obligations or liabilities of the Company, including, without limitation, under a judgment, decree or order of a court.

2.8	LLC Certificate; Transfer of Ownership Interest; Pledge of Ownership Interest.
(a)

A Member’s ownership of its limited liability company interest in the Company shall be evidenced by a certificate of limited liability interest (“LLC Certificate”) substantially in the form of Exhibit 2 hereto.

(b)

Subject to the provisions of Section 2.8(c) herein, upon the endorsement by a Member on such LLC Certificate (or on a separate transfer power) in favor of a third party (a “Transferee”) and the delivery of such LLC Certificate (and such separate power, if applicable) to such Transferee, such Member shall be deemed to have assigned and transferred all its right, title and interest in the Company and in this Agreement to such Transferee and all references in this Agreement to such Member shall be deemed to refer to such Transferee, in each case effective as of the date of such LLC Certificate delivery. A Member’s right, title and interest in the Company shall not be transferred other than as provided in this Section 2.8(b).

(c)

The pledge of, or granting of a security interest, lien or other encumbrance in or against, any or all of the limited liability company interest of a Member in the Company shall not cause such Member to cease to be a Member until the secured party shall have lawfully exercised its remedies under the security agreement and completed the endorsement in favor of a Transferee. Until the exercise of such remedies, the secured party shall not have the power to exercise any rights or powers of a Member.

3	CAPITAL CONTRIBUTIONS

3.1	Initial Capital Contributions.

Navios Maritime Holdings has made an initial capital contribution of U.S.$1,000 to the Company and in consideration thereof, an LLC Certificate has been issued in favor of Navios Maritime Holdings as provided for in Section 2.8 above.

3.2	Additional Capital Contributions.

A Member may contribute such additional sums and/or assets, if any, as it shall determine in its sole discretion.

3.3	Liability Limited to Capital Contributions.

No Member shall have any obligation to contribute money to the Company or any personal liability with respect to any liability or obligation of the Company.

4	MANAGEMENT
4.1	Management By Member(s).

The management of the Company shall be vested exclusively in its Member(s). The Member(s) may make all decisions and take all actions for the Company as they deem necessary or appropriate in their sole discretion to enable the Company to carry out the purposes for which the Company was formed including, without limitation, the following:

(a)	adopting resolutions in the name and on behalf of the Company authorizing any decisions or actions taken pursuant to this Section 4.1;
(b)	entering into, making and performing such contracts, agreements, undertakings and financial guarantees in the name and on behalf of the Company;
(c)

setting aside reserves, opening and maintaining bank and investment accounts and arrangements, drawing checks and other orders for the payment of money, and designating individuals with authority to sign or give instructions with respect to those accounts and arrangements;

(d)	collecting sums due to the Company;
(e)	selecting, removing, and changing the authority and responsibility of lawyers, auditors and other advisers and consultants; and
(f)

granting signatory authority to and issuing Powers of Attorney in favor of such persons as they may deem necessary or appropriate to carry out and implement any decisions or actions taken pursuant to this Section 4.1.

4.2	Execution of Documents.

(a) Any agreements, contracts or other documents or correspondence executed on behalf of the Company by the sole Member of the Company, including an LLC Certificate, shall be signed by such sole Member as follows:

NAVIOS GP L.L.C.

By: NAVIOS MARITIME HOLDINGS INC., its Sole Member
By:
(Authorized Signatory)
4.3	Indemnification.

The Company shall indemnify and hold harmless, to the fullest extent permitted by law, each Member, employee or duly appointed attorney-in-fact of the Company (individually, an “Indemnified Party”) from and against all costs, losses, liabilities, and damages paid or incurred by such Indemnified Party in connection with the affairs of the Company.

5	DISTRIBUTIONS
5.1	Distributions/Available Cash.

The Member(s) shall in their sole discretion determine from time to time to what extent (if any) the Company’s cash on hand exceeds the current and anticipated needs of the Company. To the extent any such excess exists, the Member(s) may make distributions to themselves as Member(s), subject to the Act.

6	BOOKS AND RECORDS; FISCAL YEAR; BANK ACCOUNTS; TAX MATTERS
6.1	Books and Records.

The books and records of the Company shall, at the cost and expense of the Company, be kept at the principal office of the Company or at such other location as the Member(s) may from time to time determine.

6.2	Fiscal Year.

Unless otherwise determined by the Member(s), the Company’s books and records shall be kept on a December 31 calendar year basis and shall reflect all Company transactions and be appropriate and adequate for conducting the Company’s affairs.

6.3	Bank Accounts.

All funds of the Company will be deposited in its name in an account or accounts maintained with such bank or banks selected by the Member(s). Checks shall be drawn upon the Company account or accounts only for the purposes of the Company and may be signed by such persons as may be designated by the Member(s).

6.4	Tax Matters.

Navios Maritime Holdings intends and acknowledges that, for so long as it remains the sole Member of the Company, the Company shall be disregarded as a separate entity from Navios Maritime Holdings for U.S. federal income tax purposes and Navios Maritime Holdings shall file such elections with the U.S. federal tax authorities as may be required to assure such tax status.

7	MISCELLANEOUS
7.1	Complete Agreement.

This Agreement and the exhibits hereto constitute the complete and exclusive statement of the agreement regarding the operation of the Company and replace and supersede all prior agreements regarding the operation of the Company.

7.2	Governing Law.

This Agreement and the rights of the parties hereunder will be governed by, interpreted, and enforced in accordance with the laws of the Marshall Islands without giving regard to principles of conflicts of law.

7.3	Headings.

All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

7.4	Severability.

If any provision of this Agreement is held to be illegal, invalid or unenforceable under the present or future laws effective during the term of this Agreement, such provision will be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

7.5	No Third Party Beneficiary.

This Agreement is made solely and specifically for the benefit of Navios Maritime Holdings and its successors and assigns and no other Persons shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

7.6	Amendment.

All amendments to this Agreement must be in writing and signed by all of the Member(s).

WHEREFORE, this First Amended and Restated Limited Liability Company Agreement has been executed by a duly authorized representative of Navios Maritime Holdings as of the date first set forth above.

NAVIOS MARITIME HOLDINGS INC.
By:
Name:
Title:

Exhibit 1

CERTIFICATE OF FORMATION OF

NAVIOS GP L.L.C.

UNDER SECTION 9 OF THE

MARSHALL ISLANDS LIMITED LIABILITY COMPANY ACT

The undersigned, Raymond E. Simpson, authorized person of NAVIOS GP L.L.C., for the purpose of forming a Marshall Islands Limited Liability Company, hereby certifies:

1.	The name of the Limited Liability Company is: Navios GP L.L.C.
2.

The address of its registered agent in the Marshall Islands is Trust Company Complex, Ajeltake Islands, Ajeltake Road, Majuro, Marshall Islands MH 96960. The name of its registered agent at such address is The Trust Company of the Marshall Islands, Inc.

3.	The formation date of the Limited Liability Company is the date of the filing of this Certificate of Formation with the Registrar or Deputy Registrar of Corporations.

WHEREFORE, the undersigned has executed this Certificate of Formation on this 6th day of August, 2007.

/s/ Raymond E. Simpson
Raymond E. Simpson authorized person

Exhibit 2

Certificate of Limited Liability Interest

of

Navios GP L.L.C.

ORGANIZED UNDER THE LAWS OF THE REPUBLIC OF THE MARSHALL ISLANDS

This Certificate evidences the ownership of [•] of [•]% of the limited liability interests in Navios GP L.L.C. (the “Company”) subject to the Certificate of Formation and Limited Liability Company Agreement of the Company.

Witness the signature of the Company.

Dated:

NAVIOS GP L.L.C.

By: NAVIOS MARITIME HOLDINGS INC., its Sole Member
By:
Name: Title:

For value Received, the undersigned hereby sells, assigns and transfers unto ____________________ all of its limited liability company ownership interest in Navios GP L.L.C. represented by the within Certificate.

Dated:

By:

In Presence of ________________